EXHIBIT EX-j(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Highlights” within the Prospectus, and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” within the Statement of Additional Information, and to the use of our report dated June 28, 2010 relating to the fiscal year ended April 30, 2010, which are incorporated by reference in this Post-Effective Amendment No. 14 Registration Statement (Form N-1A No. 333-152915) of IndexIQ ETF Trust.

/s/ ERNST & YOUNG LLP

New York, New York
August 25, 2010